EXHIBIT 10.2

AMENDMENT NO 5 TO LOAN AGREEMENT AND WAIVER

August 14, 2019

EFFECTIVE DATE:	August 14, 2019

PARTIES:	Borrower:	Amyris, Inc., a Delaware corporation ("Parent"), Amyris Fuels, LLC, a Delaware limited liability company, Amyris Clean Beauty, Inc., a Delaware corporation, and AB Technologies LLC, a Delaware limited liability company

	Lender:	Foris Ventures, LLC ("Foris")

RECITALS

A.       Foris is the successor in interest to GACP Finance Co., LLC (the "Predecessor Lender"), which extended credit (the "Loan") to Borrower in the original principal amount of Thirty-Six Million Dollars ($36,000,000.00) pursuant to that certain Loan and Security Agreement, dated as of June 29, 2018, as modified by that certain First Modification Agreement, effective as of June 29, 2018 and as amended pursuant to that certain Amendment No 1 to Loan Agreement, effective as of August 24, 2018, that certain Amendment No 2 to Loan Agreement, effective as of September 30, 2018, that certain Amendment No 3 to Loan Agreement, effective as of December 14, 2018 and that certain Amendment No 4 to Loan Agreement, effective as of April 4, 2019 (as amended, the "Loan Agreement"), each by and among Borrower, the several banks and other financial institutions or entities from time to time parties thereto and the Predecessor Lender, in its capacity as administrative agent.

B.       In addition to the principal Loan balance of $36,000,000 (as of immediately prior to the execution of this Amendment), Foris has advanced additional funds to or for the benefit of Borrower in the principal amount of $35,041,000.00 pursuant to certain unsecured promissory notes and otherwise (the "Additional Advances").

C.       Borrower has requested that Foris grant certain waivers and consent to certain amendments of the Loan Agreement.

D.       Foris has agreed to grant certain waivers and consent to certain amendments of the Loan Agreement on the terms set forth herein, including, without limitation, that the Additional Advances be added to the Loan and made subject to the Loan Agreement.

E.       Capitalized terms used but not defined herein have the meaning given to such terms in the Loan Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, Borrower and Foris agree as follows:

SECTION 1.      Amendment to Loan Agreement. The Loan Agreement is modified as follows:

1.1.            Effective as of the Effective Date hereof, Section 1.1 of the Loan Agreement is hereby amended by adding the following definition:

"Amendment No. 5" means that certain Amendment No. 5 to the Loan Agreement and Waiver, dated as of August 14, 2019.

"DSM Receivable" means a receivable owing to Borrower from any of DSM National Products AG, DSM Nutritional Products Ltd, DSM Produtos Nutricionais Brasil S.A.,or any of its Affiliates.

"Letter Agreement" means that certain Letter Agreement between Foris and Borrower dated as of the Effective Date.

"Naxos" means Naxyris S.A., a Luxembourg société anonyme.

"Naxos Debt" means the Indebtedness pursuant to that certain Loan and Security Agreement, dated August 14, 2019, by and among Borrower, each Subsidiary Guarantor as of the date of Amendment No. 5 and Naxos, the terms of which are acceptable to Foris in its sole and absolute discretion.

"Naxos Lien" means the Liens granted to Naxos to secure the Naxos Debt, which are subject to the Intercreditor and Subordination Agreement dated as of August 14, 2019 between Naxos and Foris.

1.2.            Effective as of the Effective Date hereof, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions identified below in their entirety and replacing them with the following:

"Amortization Date" means December 16, 2019.

"Borrowing Base" means, on the last day of each calendar quarter, with respect to Borrower, the sum of (i) all Cash and Cash Equivalents in one or more Deposit Accounts located in the United States and subject to an Account Control Agreement in favor of Agent provided that no Account Control Agreement shall be required to be in place until the seventh day after the effective date of Amendment No. 5, plus (ii) the outstanding principal amount of all Eligible Accounts Receivable, plus (iii) the current net book value of Eligible Property, Plant and Equipment, plus (iv) $75,000,000.

"Eligible Accounts Receivable" means a receivable owing to the Borrower which: (i) is denominated and payable in U.S. Dollars; (ii) is payable by an obligor that is not an Affiliate of Borrower (and for this purpose each DSM Receivable shall be considered payable by an obligor that is not an Affiliate of Borrower); (iii) is not more than 90 days past due or 120 days past the original invoice date of such receivable; (iv) arises under a duly authorized contract for the sale and delivery of goods and services in the ordinary course of Borrower’s business that (a) is in full force and effect and that is a valid, binding and enforceable obligation of the related obligor, (b) conforms in all material respects with all applicable laws, rulings and regulations in effect, (c) that is not the subject of any asserted dispute, offset, hold back, defense, adverse claim or other claim, and (d) in which Borrower has good and marketable title, and that is freely assignable by Borrower (including without any consent of the related obligor unless such consent has already been obtained); (v) constitutes an "account" or "general intangible" (each, as defined in the UCC), and that is not evidenced by "instruments" or "chattel paper" (each, defined in the UCC); (vi) represents amounts earned and payable by the obligor that are not subject to any condition or subsequent deliverables; and (vii) is not otherwise deemed ineligible as a result of risks determined by Lender in its sole discretion based on the field exam pursuant to Section 7.18 hereof and updates thereof and subsequent field exams thereafter.

“Excluded Intellectual Property” means all Intellectual Property that (i) constitutes “AMYRIS Licensed IP” as defined in the License Agreement regarding Diesel Fuel in the EU, dated as of March 21, 2016, as amended, by and among the Parent and Total Raffinage Chimie S.A., as assignee of Total Energies Nouvelles Activités USA, but solely to the extent of the field of use granted in such agreement, (ii) constitutes “AMYRIS Licensed IP” as defined in the Amended & Restated Jet Fuel License Agreement, dated as of March 21, 2016, as amended, by and among the Parent and Total Amyris BioSolutions B.V., but solely to the extent of the field of use granted in such agreement, (iii) is subject to the Farnesene Intellectual Property License, dated as of November 14, 2017, by and between DSM Nutritional Products Ltd. and Parent, but solely to the extent of the field of use granted in such license and solely for the purposes of manufacturing Vitamin E, and in each case of clauses (i) and (ii), as such agreements were in effect as of June 29, 2018, and in the case of clause (iii), as such agreement existed as of December 14, 2018. Notwithstanding the foregoing “Excluded Intellectual Property” shall not include any products, substitutions or replacements of Intellectual Property outside of the fields of use granted in the foregoing agreements and licenses or any proceeds of such Intellectual Property (unless, in each case, such proceeds, products, substitutions or replacements would otherwise constitute Excluded Intellectual Property).

"Maximum Term Loan Amount" means $71,341,416.67 as such amount may be increased pursuant to Section 2.2.

"Minimum Revenue" has the meaning ascribed to it in the Letter Agreement.

"Permitted Indebtedness" means (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on, or committed for but not yet outstanding as of the Amendment No. 5 which is disclosed in Schedule lA; (iii) Indebtedness of up to $10,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding; (viii) other unsecured Indebtedness in an amount not to exceed $15,000,000 at any time outstanding; (ix) Indebtedness not to exceed $100 million in unsecured convertible indebtedness which impose materially more burdensome terms than Parent's 9.50% Convertible Senior Notes due 2019 and 6.50% Convertible Senior Notes due 2019 but with a maturity date which is later than the Term Loan Maturity Date (without regard to the proviso in such definition); (x) debt secured by the Brotas 2 Facility not to exceed the cost of building or acquiring the assets and related expenses, provided that Borrower has not received any Incremental Advance; (xi) Contingent Obligations that are guarantees of Indebtedness described in clauses (i) through (x) or other obligations of others that do not otherwise constitute Indebtedness; (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; (xiii) Disqualified Stock which is issued in respect of a financing of assets or rights relating to the Parent's Biossance business and does not require payments of cash dividends or distributions prior to the Term Loan Maturity Date (without regard to the proviso in such definition); and (xiv) the Naxos Debt.

"Permitted Investment" means: (i) Investments existing on the effective date of Amendment No. 5 which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in existing Domestic Subsidiaries and newly-formed Domestic Subsidiaries, provided that each such newly-formed Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Agent; (x) Investments in Subsidiary Guarantors; (xi) Investments in Foreign Subsidiaries that are not Subsidiary Guarantors which (A) are required in the ordinary course of business to fund the day to day operations of the Foreign Subsidiaries in an amount not to exceed (1) $200,000 per month with respect to Amyris Bio Products Portugal, Unipessoal, Lda. and (2) $5,000,000 per month with respect to Amyris Biotecnologia do Brasil Ltda. and (B) Investments consisting of an intercompany note in form satisfactory to Lender in its sole discretion which provides payments of interest only prior to the Term Loan Maturity Date, is contractually subordinated in respect of payment to this Agreement and is solely for purchases of inventory in the ordinary course of business; (xii) Investments in an amount not to exceed $1,000,000 per year with respect to the Aprinnova LLC joint venture with Nikko Chemicals Co., Ltd; (xiii) Permitted Intellectual Property Licenses; and (xiv) additional Investments that do not exceed $250,000 in the aggregate.

"Permitted Liens" means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing or pending on the effective date of Amendment No. 5 which are disclosed in Schedule lC; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under workers' compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of "Permitted Indebtedness"; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of Borrower's business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on Cash or Cash equivalents securing obligations permitted under clause (iv) (to the extent such Cash or Cash equivalents are in a Specified Account and subject to the limitations in the definition thereof) and (vii) of the definition of Permitted Indebtedness; (xv) Liens securing obligations related to the Brotas 2 Facility permitted under clause (x) of Permitted Indebtedness provided, to the extent Borrower has received an Incremental Advance, such Liens shall be junior in priority to a Lien in favor of Agent; (xvi) the Naxos Lien; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) dispositions of inventory sold, and Permitted Intellectual Property Licenses, in each case, in the ordinary course of business, (ii) licenses, strain escrows and similar arrangements for the use of Intellectual Property in the ordinary course of business in connection with collaboration agreements, research and development agreements and joint venture agreements and on arm’s length terms and, to the extent material to Borrower’s business, approved by the Borrower’s board of directors, and, solely with respect to the Collateral IP, subject, at all times to the Lien of Lender on Borrower’s ownership interest therein as granted hereunder, (iii) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (iv) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (v) any Transfers of assets to any Subsidiary Guarantor and Transfers consisting of Permitted Investments in Foreign Subsidiaries permitted under clauses (xi) and (xii) of Permitted Investments; and (vi) other Transfers of assets to any Person other than to a Subsidiary that is not a Subsidiary Guarantor or joint venture and which have a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Term Loan” has the meaning assigned to it in Section 2.2.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (A) 12.00% or (B) the rate of interest payable by Borrower with respect to any Indebtedness, including, but not limited to, the rate of interest charged pursuant to the Naxos LSA

"Term Loan Maturity Date" means July 1, 2022.

1.3.            Effective as of the Effective Date hereof, Section 2.2(e) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(e)       Payment

(i)       Borrower will pay interest on each Advance on the first Business Day of each month, beginning with the month after each applicable Advance Date; provided, however, that Borrower shall not be required to make interest payments whether outstanding and unpaid or accruing hereafter through and including December 15, 2019 during which time interest shall continue to accrue and all unpaid interest shall become payable on December 16, 2019. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal quarterly installments of principal beginning on the Amortization Date of 2.50% of the aggregate Advances (to be adjusted on each Advance Date to reflect an Incremental Advance) commencing December 16, 2019 and continuing on the first Business Day of each quarter thereafter until the Secured Obligations are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement by wire transfer in immediately available funds without setoff, recoupment or deduction and regardless of any counterclaim or defense.

For the avoidance of doubt, Borrower and Agent confirm, acknowledge, and agree that no invoice shall be sent in connection with collection of the above payments and receipt of an invoice in connection therewith shall not be a condition of such payments becoming due and payable hereunder. For the sake of clarification, the payments made pursuant to this Section 2.2(e)(i) shall not be subject to any Prepayment Charge under Section 2.6(c) hereof.

1.4.            Effective as of the Effective Date hereof, Section 2.5 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

2.5       Agency Fee. Borrower shall pay to Agent for its own account on the first Business Day following the end of the prior quarter, commencing with the quarter starting July 1, 2018, the Agency Fee. The Agency Fee is deemed fully earned on each date paid regardless of the early termination of this Agreement; provided, however, that the Agency Fee for the second and third quarters of 2019 shall be due and payable on December 16, 2019.

1.5.            Effective as of the Effective Date hereof, Section 3 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Agent for the benefit of the Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or in which such Borrower now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Cash Equivalents (j) Goods; (k) Collateral IP; (l) solely to the extent there are no material tax consequences to Lender or Borrower as a result of the pledge thereof, 100% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (m) Parent’s ownership interests in each of Aprinova, LLC, Dipa Co., LLC, Novvi LLC, Total Amyris Biosolutions B.V.; and (n) all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2 Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of voting capital stock owned by Borrower of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code if, and only for so long as, a security interest in such voting capital stock in excess of 65% could reasonably be expected to result in material adverse U.S. federal income tax consequences under Section 956 of the Code as reasonably determined by Borrower in consultation with Lender, and (ii) any Excluded Intellectual Property.

3.3 Parent shall, as security for the Secured Obligations, cause each Subsidiary Guarantor to grant to Agent a security interest in all of such Subsidiary Guarantor’s assets pursuant to such Security Documents as Lender may require.

1.6.            Effective as of the Effective Date hereof, Section 7.1(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a)       as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, aged listings of accounts receivable and accounts payable and a calculation of liquidity (in compliance with Section 7.16), all prepared and certified to on behalf of Borrower by an authorized officer thereof acceptable to Agent;

1.7.            Effective as of the Effective Date hereof, Section 7.1(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments, provided, however, that the quarterly financial statements for the first and second quarter of 2019 shall not be due until September 30, 2019;

1.8.            Effective as of the Effective Date hereof, Section 7.1(c) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(c) as soon as practicable (and in any event within one hundred twenty (120) days) after the end of each fiscal year, audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants, provided, however, that the audited financial statements for the fiscal year 2018, shall not be due until September 30, 2019;

1.9.            Effective as of the Effective Date hereof, Section 7.1(d) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(d)       as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, a Borrowing Base Certificate in the form of Exhibit F;

1.10.        Effective as of the Effective Date hereof, Section 7.1(e) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(e)       as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, a Compliance Certificate in the form of Exhibit G;

1.11.        Effective as of the Effective Date hereof, Section 7.4 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

7.4 Indebtedness; Amendments to Indebtedness. Borrower shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) pay any principal on any Indebtedness, other than on Permitted Indebtedness in accordance with the terms of such Indebtedness, while the Secured Obligations are outstanding without the written consent of Lender and (c) amend or modify any documents or notes evidencing any Indebtedness in any manner which imposes materially more burdensome terms upon Borrower or its Subsidiary than exist in such Indebtedness prior to such amendment or modification without the prior written consent of Agent.

1.12.        Effective as of the Effective Date hereof, Section 7.16 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

7.16       Minimum Liquidity. On the last day of each calendar month, Borrower shall have, on a consolidated basis, liquidity calculated as (i) unrestricted, unencumbered Cash and Cash Equivalents denominated in U.S. Dollars in one or more Deposit Accounts located in the United States which are subject to an Account Control Agreement in favor of Agent (provided that no Account Control Agreement shall be required to be in place until the seventh day after the effective date of Amendment No. 5) in a minimum amount equal to the amount specified in the Letter Agreement, plus (ii) any additional amount of available credit, borrowings, or investments readily convertible to cash to the extent necessary so that the sum of the amounts described in clause (i) and this clause (ii) of Section 7.16 is not less than the amount specified in the Letter Agreement.

1.13.        Effective as of the Effective Date hereof, Section 7.17 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

7.17       Minimum Asset Coverage. On the last day of each calendar quarter starting with the calendar quarter ending on December 31, 2019, the ratio of Borrowing Base to the then-outstanding Term Loan and the Naxos Debt shall be not less than 1.00 to 1.00.

1.14.        Effective as of the Effective Date hereof, Section 9.1 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

9.1       Payments. Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on or prior to the third Business Day after its scheduled payment date.

1.15.        Effective as of the Effective Date hereof, Section 9.7 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

9.7. Other Obligations. The occurrence of any default in the obligation to pay money or default which results in acceleration of the outstanding Indebtedness under any agreement or obligation of Borrower involving any Indebtedness in excess of $500,000, or receipt of written notice of the occurrence of any such default under any other agreement or obligation of Borrower with annual payments or receipts in excess of $500,000; provided with respect to a default of a Contingent Obligation referenced as an "other obligation" in clause (i) thereof shall not be deemed to be a default if cured or waived within 10 days of the occurrence of such default.

1.16.        Effective as of the Effective Date hereof, Section 11.11 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

11.11       Professional Fees. Borrower promises to pay Agent's and Lender's fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys' fees, UCC searches, filing costs, and other miscellaneous expenses, all as set forth on a summary invoice provided to Borrower. In addition, Borrower promises to pay any and all reasonable attorneys' and other professionals' fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower's estate, and any appeal or review thereof. Borrower will pay any such expenses incurred by Agent or Lender on the later of (a) five (5) business days after receipt of a written request from Agent, or (b) December 16, 2019.

1.17.        Effective as of the Effective Date hereof, Exhibit G Compliance Certificate of the Loan Agreement is hereby amended by deleting such Exhibit in its entirety and replacing it with Exhibit G attached hereto.

1.18.        Effective as of April 15, 2019, all Loan Documents are deemed amended such that any and all notices to Lender or Agent thereunder shall be provided to Foris at:

FORIS VENTURES, LLC

Attention: Barbara Hager

751 Laurel Street #717

San Carlos, CA 94070

Copy to:

GOODWIN PROCTER LLP

Attention: Jon Novotny

Three Embarcadero Center

28th Floor

4824-3758-6580

San Francisco, CA 94111

Email: jnovotny@goodwinlaw.com

SECTION 2.      Acknowledgments.

2.1.            Borrower hereby acknowledges, confirms, and agrees that as of the close of business on July 30, 2019, Borrower is indebted to Foris in respect of the Loan in the principal amount of not less than $71,041,000.00, which includes the Additional Advances.

2.2.            In consideration of the Lender’s willingness to (i) enter into this Agreement and to, among other things and to provide the waivers and accommodations set forth herein, and (ii) consent to the Naxos Debt and the Naxos Lien, the Additional Advances are upon the Effective Date, hereby added to the Loan and made subject to the Loan Agreement as Secured Obligations. Borrower hereby acknowledges, confirms, and agrees that all Secured Obligations, together with any interest accrued and accruing thereon, and all fees, costs, expenses, and other charges now or hereafter payable to Foris, in each case in accordance with the terms of the Loan Documents, are unconditionally owing by Borrower, without offset, defense, or counterclaim of any kind, nature, or description whatsoever. Borrower shall execute an amended and restated form of the Note(s) to reflect the principal amount of $71,040,000.67 in accordance with this Section 2 (the "Amended Note").Upon the Effective Date, each debt instrument or other evidence of indebtedness representing an Additional Advance shall be deemed cancelled, and promptly thereafter, Lender shall return to Borrower the original of each such debt instrument or evidence of indebtedness.

2.3.            Borrower does hereby reaffirm the Loan Agreement and other Loan Documents to which it is a party, and ratifies the Loan Agreement and such other Loan Documents to which it is a party, as amended, modified, and supplemented. Borrower does hereby ratify, affirm, reaffirm, acknowledge, confirm and agree that (a) the prior grant or grants of Liens and guarantees in favor of Agent for the benefit of Agent and Lender in its properties and assets, whether under the Loan Agreement or under any Loan Document to which Borrower is a party, shall also be for the benefit of Foris and in respect of the Secured Obligations under the Loan Agreement and the other Loan Documents; (b) all of its obligations owing to Foris under the Loan Agreement and the other Loan Documents, and all prior grants of Liens and guarantees in favor of Agent for the benefit of Lender under the Loan Agreement and each other Loan Document are hereby reaffirmed; and (c) the Loan Agreement and other Loan Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

2.4.            Borrower hereby acknowledges and agrees that certain Events of Default have occurred as of the date hereof, including, without limitation, the Events of Default identified in the Letter Agreement (collectively, the "Existing Defaults"), which but for Foris' agreement to the amendments and waivers set forth herein would entitle Foris to exercise its respective rights and remedies under the Loan Agreement and the other Loan Documents, applicable law, or otherwise.

SECTION 3.      Post-Effectiveness Covenants. Borrower shall:

3.1.            use its commercially reasonable efforts to obtain the consents listed on Schedule 7.19(a) within ten days of the Closing Date; and

3.2.            deliver to Lender the Lien releases and IP releases set forth on Schedule 7.19(b) within ten days of the Closing Date, or such longer time period as is acceptable to Lender in its sole discretion.

Schedule 7.19 attached hereto as Schedule 7.19 is hereby added to the Agreement as Schedule 7.19.

SECTION 4.      Representations and Warranties.

4.1.            Borrower hereby represents, warrants and covenants that:

(a)       the Loan Documents as modified herein and in each of the Loan Documents executed concurrently herewith are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws or by equitable principals of general application;

(b)       the execution, delivery, and performance of this Amendment by Borrower will not violate any requirement of law or contractual obligation of Borrower where any such violation could individually or in the aggregate reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their properties or revenues (other than a Lien of Foris or Permitted Liens);

(c)       it understands fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, it has been afforded an opportunity to discuss this Amendment with, and have this Amendment reviewed by, such attorneys and other persons as Borrower may wish, and it has entered into this Amendment and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress, or other coercion of any kind by any Person; and

(d)       Borrower represents and warrants that as of the Effective Date, it is not aware of any Existing Default other than the Existing Defaults identified in the Letter Agreement.

SECTION 5.      Release.

5.1.            In consideration of the agreements of Foris set forth herein, Borrower hereby releases, remises, acquits and forever discharges Foris and Foris' employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporation, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all action and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Loan Agreement and the other Loan Documents (all of the foregoing hereinafter called the "Released Matters"). Borrower acknowledges that the agreements in this section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower represents and warrants to Foris that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

5.2.            Borrower understands, acknowledges, and agrees that the release set forth above may be pleaded as a full and complete defense to any Released Matter and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release.

5.3.            Borrower agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute, and unconditional nature of the release set forth above.

5.4.            In furtherance hereof, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

By entering into this Amendment, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this Amendment was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this Amendment or any release contained herein by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Foris with respect to the facts underlying this Amendment or with regard to any of such party's rights or asserted rights.

The release set forth in this Amendment may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained in this Amendment constitutes a material inducement to Foris to enter into this Amendment and that Foris would not have done so but for Foris' expectation that such release is valid and enforceable in all events.

5.5.            Borrower hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Released Party on the basis of any Released Matter released, remised, and discharged by Borrower pursuant to Section 5.1 hereof. If Borrower violates the foregoing covenant, Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives, and other representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys' fees and costs incurred by any Released Party as a result of such violation.

SECTION 6.      Conditions.

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

6.1.            Foris shall have received, in form and substance satisfactory to Foris, in its sole and absolute discretion, fully executed, and if requested by Foris, acknowledged originals of this Amendment ,the Letter Agreement, and the Amended Note.

SECTION 7.      Miscellaneous.

7.1.            The Loan Documents as modified herein and in each of the Loan Documents executed concurrently herewith contain the entire understanding and agreement of Borrower and Foris in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, and understandings with respect thereto. No provision of the Loan Documents as modified herein and in each of the Loan Documents executed concurrently herewith may be changed, discharged, supplemented, terminated, or waived except in a writing signed by Foris and Borrower.

7.2.            Except as specifically provided in this Amendment, no implied consent involving any of the matters set forth in this Amendment or otherwise shall be inferred or implied by Foris’ execution of this Amendment or any other action of Lender. Foris' execution of this Amendment shall not constitute a waiver, either express or implied, of the requirement that any further waiver with respect to or modification of the Loan or of the Loan Documents shall require the express written approval of Foris, as further set forth in the Loan Documents. Foris' execution of this Amendment shall not constitute a waiver of any of the rights and remedies that Foris may have against Borrower, or of any of Foris' rights and remedies arising out of the Loan Documents as modified herein and such rights and remedies are hereby expressly reserved.

7.3.            This Amendment shall be governed by the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

7.4.            The Loan Documents as modified herein are binding upon, and inure to the benefit of, Borrower and Foris and their respective successors and assigns.

7.5.            This Amendment may be executed in one or more counterparts, each of which is deemed an original and all of which together constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

7.6.            All reasonable and documented out-of-pocket expenses and costs of Foris (including, without limitation, the reasonable and documented attorney fees of counsel for Foris and expenses of counsel for Foris) in connection with the preparation, negotiation, execution and approval of this Amendment and any and all other documents, instruments and things contemplated hereby, whether or not such transactions are consummated, together with all other reasonable and documented expenses and costs incurred by Foris are Secured Obligations chargeable to Borrower pursuant to the terms of the Loan Agreement.

7.7.            At Borrower's expense, the parties hereto will execute and deliver such additional documents and take such further action as may be necessary or reasonably requested by Foris to effectuate the provisions and purposes of this Amendment.

7.8.            This Amendment will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. No Person other than the parties hereto, and in the case of Section 5 hereof, the Released Parties, shall have any rights hereunder or be entitled to rely on this Amendment and all third-party beneficiary rights (other than the rights of the Released Parties under Section 5 hereof) are hereby expressly disclaimed.

7.9.            Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable will not impair or invalidate the remainder of this Amendment.

7.10.        The parties hereto acknowledge and agree that no inference in favor of, or against, any party will be drawn from the fact that such party has drafted any portion of this Amendment, the Loan Agreement, or any other Loan Document, as each may be amended.

7.11.        If Foris is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest, or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest, or other consideration will be revived and continue as if such payment, interest, or other consideration had not been received by Foris, and Borrower will be liable to, and will indemnify, defend, and hold Foris harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this section will survive repayment of the Secured Obligations or any termination of the Loan Agreement or any other Loan Document.

7.12.        Borrower agrees that the relationship between it, on one hand, and Foris, on the other hand, under the Loan Documents is that of creditor and debtor and not that of partners or joint venturers. This Amendment does not constitute a partnership agreement or any other association among the parties. Borrower acknowledges that Foris has acted at all times in connection with the Loan Documents only as a creditor to it within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Foris attempted to exercise any control over it or its business or affairs. Borrower further acknowledges that Foris has not taken or failed to take any action under or in connection with its respective rights under the Loan Agreement or any of the other Loan Documents that in any way, or to any extent, has interfered with or adversely affected its ownership of Collateral.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is executed and delivered as of the day and year first above written.

Borrower:

Amyris, Inc., a Delaware corporation

By: /s/ Kathleen Valiasek

Name: Kathleen Valiasek

Title: Chief Business Officer

Amyris Fuels, LLC, a Delaware limited liability company

By: /s/ Kathleen Valiasek

Name: Kathleen Valiasek

Title: Chief Financial Officer

Amyris Clean BeautY, Inc., a Delaware corporation

By: /s/ John Melo

Name: John Melo

Title: President and CEO

AB Technologies LLC, a Delaware limited liability company

By: /s/ Kathleen Valiasek

Name: Kathleen Valiasek

Title: Vice-President

FORIS:

FORIS VENTURES, LLC, a Delaware limited liability company

By: /s/ Barbara Hager

Name: Barbara Hager

Title:______________